UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 9, 2011

LSI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-10317	94-2712976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2011, we entered into an agreement with NetApp, Inc. pursuant to which we agreed to sell our external storage systems business to NetApp for $480 million in cash.  Our external storage systems business develops and sells Engenio® external storage systems products and technology.

The transaction is expected to close in approximately 60 days from March 9, 2011, subject to the satisfaction of customary closing conditions and regulatory approvals, including those required by the Hart-Scott-Rodino Antitrust Improvements Act.

Item 2.02                      Results of Operations and Financial Condition.

On March 9, 2011, we issued a news release announcing the sale of our external storage systems business. The release is attached hereto as Exhibit 99.1 and includes historical revenue information for the business we are selling.

In future financial statements, we will treat our external storage systems business as a discontinued operation.

Item 8.01                      Other Events.

On March 9, 2011, our Board of Directors authorized the repurchase of up to $750 million of our common stock. We expect to fund the repurchases under this authorization from the proceeds of the sale of our external storage systems business, available cash and short-term investments.

Item 9.01                      Exhibits.

Exhibit No.                      Description

99.1                          News release issued March 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI CORPORATION

By:	/s/ Bryon Look
Bryon Look Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Date: March 9, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	News Release issued March 9, 2011.*

*	Furnished, not filed.